Amendment to Agreement Previously Made

April 14, 2005

between:

Sungold International Holdings Corp.,
(hereinafter referred to as SIHC)
500 Park Place, 666 Burrard Street
Vancouver, B.C., CANADA V6C 3P6

And,

T. Keith Blackwell
(hereinafter referred to as TKB)
300-940 The East Mall,
Toronto, Ontario CANADA M9B 6J7

Whereas, T. Keith Blackwell (TKB) and SIHC have an existing agreement dated April 14, 2005,

Now therefore and in consideration of the foregoing, the following amendments are hereby agreed:

  TKB will assume the position of Chief Executive Officer (CEO) of SIHC effective from February 1, 2006 in addition to the other responsibilities included therein.
  TKB shall become an employee and added to the company payroll effective from February 1, 2006 and receive a monthly salary of $10,000.00 Canadian funds instead of the Consulting fee.
  The description of the 200,000 Class A Common shares at the time of signing shall be read as 200,000 Common shares, without the words Class A which are incorrect.
  The description of the SIHC Treasury 1,000,000 unrestricted Class A Common shares (trading symbol SGIHF) at Twelve cents US funds ($0.12 US) per share without restriction and tradable upon issuance shall be read as 1,000,000 Common shares, without the words Class A which are incorrect.
  All other terms and conditions remain the same and in force.

EFFECTIVE DATE

This amendment to the agreement shall be in full force and effect as of February 1, 2006 once signed and witnessed below.

The parties agree that an executed copy received by telefax will represent a completed amendment to the agreement.

This amendment to the agreement has been approved and accepted by the following individuals who have full and complete authority to legally bind each party respectively.

Sungold International Holdings Corp.,

/s/ Donald Harris
Donald Harris, Chairman

Witnessed by: /s/ Margaret M. Menard

Print Name: Margaret M. Menard

And,

/s/ T. Keith Blackwell
T. Keith Blackwell C.A., M.B.A.

Witnessed by: /s/ Alexander Martynowicz

Alexander Martynowicz J.D.

Dated this 7th day of February, 2006.